Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial Data” and “Experts” and to the use of our report dated May 24, 2007 (except Note 13, as to which the date is July 23, 2007), in the Registration Statement (Form S-1) and related Prospectus of Archemix Corp. for the registration of $69,000,000 of its common stock.

/s/  Ernst & Young LLP

Boston, Massachusetts
July 23, 2007